NEWS RELEASE
Exhibit 99.1

MATTEL REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS

•Third quarter Net Sales of $1,632 million, up 10% as reported, and up 11% in constant currency, versus prior year.
•Gross Sales of $1,818 million, up 10% as reported, and up 11% in constant currency.
•Dolls category Gross Sales up 22% as reported, and up 24% in constant currency; Barbie Gross Sales up 29% as reported, and up 30% in constant currency.
•Reported Gross Margin of 51.0%, an improvement of 470 basis points; Adjusted Gross Margin of 51.0%, an improvement of 410 basis points.
•Reported Operating Income of $384.2 million, up 156%; Adjusted Operating Income of $401.3 million, up 131%.
•Reported Net Income of $316.0 million, up 348%.
•Adjusted EBITDA of $469.8 million, up 90%.
•E-commerce POS grew by approximately 50%.
•2020 guidance to be provided on Company’s Q3 2020 conference call and live webcast.

EL SEGUNDO, Calif., October 22, 2020 – Mattel, Inc. (NASDAQ: MAT) today reported third quarter 2020 financial results.

Ynon Kreiz, Chairman and CEO of Mattel said: “This was a very strong quarter for Mattel. We saw a major upswing in topline and a significant increase in profitability as we continued to make meaningful progress towards becoming an IP-driven, high-performing toy company. The toy industry, as a whole, grew significantly and continues to demonstrate its resilience in challenging economic times. Mattel’s growth outpaced the industry as we gained share in key markets around the world and achieved growth in each of our four regions.”

Mr. Kreiz continued: “Based on the POS momentum we are seeing, the low retail inventories and the early start of the holiday shopping season, we expect Net Sales and Gross Sales to grow in the fourth quarter. Looking to the full year, with continued operational savings and margin expansion, we expect to see strong Net Income and EBITDA growth and remain focused on creating long-term shareholder value.”

Anthony DiSilvestro, CFO of Mattel said: “We had an outstanding quarter with results exceeding our expectations. In spite of the pandemic, we have continued to make meaningful progress towards our strategy to restore profitability and regain topline growth. We are very pleased with the continuing improvements in Gross Margin, a key driver of our overall financial performance, as we continue to benefit from our cost savings programs. We believe we are well-positioned to maintain this momentum.”

For the third quarter, Net Sales were up 10% as reported, and up 11% in constant currency, versus the prior year’s third quarter. Gross Sales were up 10% as reported, and up 11% in constant currency. Reported Operating Income was $384.2 million, up 156%, and Adjusted Operating Income was $401.3 million, up 131%. Reported Earnings Per Share was $0.91, an improvement of $0.71 per share, or 355%, compared to earnings per share of $0.20 in the prior year. Adjusted Earnings Per Share was $0.95, an improvement of $0.69 per share, or 265%, compared to adjusted earnings per share of $0.26 in the prior year.

For the first nine months of the year, Net Sales were down 2% as reported, and down 1% in constant currency, versus the prior year’s first nine months. Gross Sales were down 3% as reported, and down 1% in constant currency. Reported Operating Income was $188.2 million, an increase of $216.5 million, versus the prior year’s first nine month’s Reported Operating Loss of $28.3 million, and Adjusted Operating Income was $242.7 million, up 417%. Reported Loss Per Share was $0.01, an improvement of $0.61 per share, compared to a loss per share of $0.62 in the prior year. Adjusted Earnings Per Share was $0.14, an improvement of $0.55 per share, compared to an adjusted loss per share of $0.41 in the prior year.

NEWS RELEASE
COVID-19 Business Update
Mattel’s top priority has been to protect the health and safety of our people and at the same time mitigate the disruption of the COVID-19 pandemic to the business. Mattel is working closely with its retail partners on the challenge of meeting consumer demand heading into the holiday season and is mindful of the COVID-19 volatility and other macro-economic uncertainties, which could negatively impact performance. Mattel’s supply chain is fully operational as we chase the extraordinary growth in consumer demand for our products. Mattel expects to continue benefitting from cost savings related to the Structural Simplification and Capital Light programs and from additional actions taken in 2020 in response to COVID-19. Liquidity is expected to be sufficient to manage effectively through further disruption and to continue to execute Mattel’s strategy.

Financial Overview

For the third quarter, Net Sales in the North America segment increased 13% as reported and in constant currency, versus the prior year’s third quarter.

Gross Sales in the North America segment increased 13% as reported and in constant currency, primarily driven by growth in Dolls (including Barbie®), Action Figures, Building Sets, Games, and Other (including Star Wars™: The Child plush, card games, including UNO®, Jurassic World®, and Pictionary®, partially offset by Toy Story 4), and Vehicles (including Hot Wheels® and CARS®). This was partially offset by declines in Infant, Toddler, and Preschool (including Fisher-Price Friends and Fisher-Price® and Thomas & Friends™).

Net Sales in the International segment increased 8% as reported, and 11% in constant currency.

Gross Sales in the International segment increased 7% as reported, and 10% in constant currency, driven by growth in Dolls (including Barbie), Action Figures, Building Sets, Games, and Other (including Scrabble®, card games, including UNO, and Jurassic World, partially offset by Toy Story 4), and Vehicles (including Hot Wheels). This was partially offset by a decline in Infant, Toddler, and Preschool (including Fisher-Price Friends).

Net Sales in the American Girl segment decreased 1% as reported and in constant currency. Gross Sales in the American Girl segment decreased 2% as reported and in constant currency. Net and Gross Sales declined primarily due to lower sales in proprietary retail channels, mostly offset by higher direct-to-consumer sales.

Reported Gross Margin increased to 51.0%, versus 46.3% in the prior year’s third quarter, and Adjusted Gross Margin increased to 51.0%, versus 46.9%. The increase in Reported and Adjusted Gross Margin was primarily driven by cost savings, reduced royalties, and favorable category mix.

Reported Other Selling and Administrative Expenses decreased by $20.3 million, or 6%, to $345.7 million. Adjusted Other Selling and Administrative Expenses decreased by $22.5 million, or 6%, to $328.9 million. The decrease in Reported and Adjusted Other Selling and Administrative Expenses was primarily driven by the incremental benefit of Structural Simplification cost savings.

For the nine months ended September 30, 2020, Cash Flows Used for Operating Activities was $434 million, compared to $514 million in the prior year, an improvement of $80 million. This was primarily driven by a lower Net Loss, excluding the impact of non-cash charges, partially offset by higher working capital usage. Cash Flows Used for Investing Activities increased by $37 million to $115 million, primarily due to payments for foreign currency forward exchange contracts and higher capital spending. Cash Flows Provided by Financing Activities and Other increased by $155 million to $371 million, primarily driven by net proceeds from short-term borrowings of $400 million in the first nine months of 2020.

NEWS RELEASE
Sales by Categories

For the third quarter, Worldwide Gross Sales for Dolls were $690.5 million, up 22% as reported, and up 24% in constant currency, versus the prior year’s third quarter, primarily driven by growth in Barbie.

Worldwide Gross Sales for Infant, Toddler, and Preschool were $404.1 million, down 6% as reported, and down 5% in constant currency, primarily due to declines in Fisher-Price Friends and Fisher-Price and Thomas & Friends.

Worldwide Gross Sales for Vehicles were $369.4 million, up 6% as reported, and up 8% in constant currency, primarily driven by growth in Hot Wheels.

Worldwide Gross Sales for Action Figures, Building Sets, Games, and Other were $354.5 million, up 14% as reported and in constant currency, primarily driven by growth in Star Wars: The Child plush, card games, including UNO, Jurassic World, and Pictionary, partially offset by declines in Toy Story 4, post its movie launch year.

Conference Call and Live Webcast

At 5:00 p.m. (Eastern Time) today, Mattel will host a conference call with investors and financial analysts to discuss its third quarter financial results. The conference call will be webcast on Mattel's Investor Relations website, https://investors.mattel.com/. To listen to the live call, log on to the website at least 10 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on Mattel's Investor Relations website for 90 days and may be accessed beginning approximately two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 8:30 p.m. Eastern time the evening of the call until Thursday, October 29, 2020 and may be accessed by dialing +1-404-537-3406. The passcode is 3348954.

NEWS RELEASE
Forward-Looking Statements

This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. The use of words such as “anticipates,” “expects,” “intends,” “plans,” “confident that” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information and assumptions, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements, and are currently, or in the future could be, amplified by the COVID-19 pandemic. Specific factors that might cause such a difference include, but are not limited to: (i) potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the global economy, including its impact on our sales; (ii) Mattel’s ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover Mattel’s costs; (iii) downturns in economic conditions affecting Mattel’s markets which can negatively impact retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of Mattel’s products; (iv) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (v) potential difficulties or delays Mattel may experience in implementing cost savings and efficiency enhancing initiatives; (vi) other economic and public health conditions or regulatory changes in the markets in which Mattel and its customers and suppliers operate, which could create delays or increase Mattel’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vii) currency fluctuations, including movements in foreign exchange rates, which can lower Mattel’s net revenues and earnings, and significantly impact Mattel’s costs; (viii) the concentration of Mattel’s customers, potentially increasing the negative impact to Mattel of difficulties experienced by any of Mattel’s customers, or changes in their purchasing or selling patterns; (ix) the future willingness of licensors of entertainment properties for which Mattel currently has licenses or would seek to have licenses in the future to license those products to Mattel; (x) the inventory policies of Mattel’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of Mattel’s revenues in the second half of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (xi) legal, reputational, and financial risks related to security breaches or cyberattacks; (xii) the increased costs of developing more sophisticated digital and smart technology products, and the corresponding supply chain and design challenges associated with such products; (xiii) work disruptions, which may impact Mattel’s ability to manufacture or deliver product in a timely and cost-effective manner; (xiv) the bankruptcy and liquidation of Mattel’s significant retailers, or the general lack of success of one of Mattel’s significant retailers which could negatively impact Mattel’s revenues or bad debt exposure; (xv) the impact of competition on revenues, margins and other aspects of Mattel’s business, including the ability to offer products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xvi) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvii) changes in laws or regulations in the United States and/or in other major markets, such as China, in which Mattel operates, including, without limitation, with respect to taxes, tariffs, trade policies, or product safety, which may increase Mattel’s product costs and other costs of doing business, and reduce Mattel’s earnings; (xviii) failure to realize the planned benefits from any investments or acquisitions made by Mattel; (xix) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for Mattel’s products or delay or increase the cost of implementation of Mattel’s programs or alter Mattel’s actions and reduce actual results; (xx) changes in financing markets or the inability of Mattel to obtain financing on attractive terms; (xxi) the impact of litigation, arbitration, or regulatory decisions or settlement actions; (xxii) uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; and (xxiii) other risks and uncertainties as may be described in Mattel’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as amended, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so, except as required by law.

NEWS RELEASE
Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Mattel presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measures that Mattel uses in this earnings release include Gross Sales, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Other Selling and Administrative Expenses, Adjusted Operating Income (Loss), Adjusted Earnings (Loss) Per Share, earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Free Cash Flow, and constant currency. Mattel uses these measures to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance, and each is discussed below. Mattel believes that the disclosure of non-GAAP financial measures provides useful supplemental information to investors to be able to better evaluate ongoing business performance and certain components of Mattel’s results. These measures are not, and should not be viewed as, substitutes for GAAP financial measures and may not be comparable to similarly titled measures used by other companies. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are attached to this earnings release as exhibits and to our earnings slide presentation as an appendix.

This earnings release and our earnings slide presentation are available on Mattel's Investor Relations website, https://investors.mattel.com/, under the subheading “Financial Information – Earnings Releases.”

Gross Sales

Gross Sales represent sales to customers at invoice, excluding the impact of sales adjustments. Net Sales, as reported, include the impact of sales adjustments, such as trade discounts and other allowances. Mattel presents changes in Gross Sales as a measure for comparing its aggregate, categorical, brand, and geographic results to highlight significant trends in Mattel's business. Changes in Gross Sales are discussed because, while Mattel records the details of such sales adjustments in its financial accounting systems at the time of sale, such sales adjustments are generally not associated with categories, brands, and individual products, making net sales less meaningful. Because sales adjustments are not allocated to individual products, net sales are only presented on a consolidated and segment basis and not on a categories or brand level.

Since sales adjustments are determined by customer rather than at the categories or brand level, Mattel believes that the disclosure of Gross Sales by categories and brand is useful supplemental information for investors to be able to assess the performance of its underlying categories and brands (e.g., Dolls, Barbie) and also enhances their ability to compare sales trends over time. Refer to Mattel's critical accounting policies and estimates included in the 2019 Annual Report on Form 10-K for further detail regarding sales adjustments.

Adjusted Gross Profit and Adjusted Gross Margin

Adjusted Gross Profit and Adjusted Gross Margin represent reported Gross Profit and reported Gross Margin, respectively, adjusted to exclude severance and restructuring expenses and the impact of the inclined sleeper product recalls. Adjusted Gross Margin represents Mattel’s Adjusted Gross Profit, as a percentage of Net Sales. Adjusted Gross Profit and Adjusted Gross Margin are presented to provide additional perspective on underlying trends in Mattel’s core Gross Profit and Gross Margin, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.

Adjusted Other Selling and Administrative Expenses

Adjusted Other Selling and Administrative Expenses represents Mattel’s reported Other Selling and Administrative Expenses, adjusted to exclude severance and restructuring expenses and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. Adjusted Other Selling and Administrative Expenses is presented to provide additional perspective on underlying trends in Mattel’s core other selling and administrative expenses, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.

NEWS RELEASE
Adjusted Operating Income (Loss)

Adjusted Operating Income (Loss) represents Mattel’s reported Operating Income (Loss), adjusted to exclude severance and restructuring expenses and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. Adjusted Operating Income (Loss) is presented to provide additional perspective on underlying trends in Mattel’s core operating results, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.

Adjusted Earnings (Loss) Per Share

Adjusted Earnings (Loss) Per Share represents Mattel’s reported Diluted Earnings (Loss) Per Common Share, adjusted to exclude severance and restructuring expenses and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, adjusting for certain discrete tax items, and dividing by the reported weighted-average number of common shares. Adjusted Earnings (Loss) Per Share is presented to provide additional perspective on underlying trends in Mattel’s core business. Mattel believes it is useful supplemental information for investors to gauge and compare Mattel’s current earnings results from one period to another. Adjusted Earnings (Loss) Per Share is a performance measure and should not be used as a measure of liquidity.

EBITDA and Adjusted EBITDA

EBITDA represents Mattel’s Net Income (Loss), adjusted to exclude the impact of interest expense, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation, severance and restructuring expenses, and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. Mattel believes EBITDA and Adjusted EBITDA are useful supplemental information for investors to gauge and compare Mattel’s business performance to other companies in our industry with similar capital structures. The presentation of Adjusted EBITDA differs from how we will calculate EBITDA for purposes of covenant compliance under the indenture governing our 6.75% senior notes due 2025, the indenture governing our 5.875% senior notes due 2027, and the syndicated facility agreement governing our senior secured revolving credit facilities. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. As a result, we rely primarily on our GAAP results and use EBITDA and Adjusted EBITDA only supplementally.

Free Cash Flow

Free Cash Flow represents Mattel’s net cash flows from operating activities less capital expenditures. Mattel believes Free Cash Flow is useful supplemental information for investors to gauge Mattel’s liquidity and performance and to compare Mattel’s business performance to other companies in our industry. Free Cash Flow does not represent cash available to Mattel for discretionary expenditures.

Constant currency

Percentage changes in results expressed in constant currency are presented excluding the impact from changes in currency exchange rates. To present this information, Mattel calculates constant currency information by translating current period and prior period results for entities reporting in currencies other than the US dollar using consistent exchange rates. The constant currency exchange rates are determined by Mattel at the beginning of each year and are applied consistently during the year. They are generally different from the actual exchange rates in effect during the current or prior period due to volatility in actual foreign exchange rates. Mattel considers whether any changes to the constant currency rates are appropriate at the beginning of each year. The exchange rates used for these constant currency calculations are generally based on prior year actual exchange rates. The difference between the current period and prior period results using the consistent exchange rates reflects the changes in the underlying performance results, excluding the impact from changes in currency exchange rates. Mattel analyzes constant currency results to provide additional perspective on changes in underlying trends in Mattel’s operating performance. Mattel believes that the disclosure of the percentage change in constant currency is useful supplemental information for investors to be able to gauge Mattel’s current business performance and the longer-term strength of its overall business since foreign currency changes could potentially mask underlying sales trends. The disclosure of the percentage change in constant currency enhances investor’s ability to compare financial results from one period to another.

NEWS RELEASE
About Mattel

Mattel is a leading global toy company and owner of one of the strongest catalogs of children’s and family entertainment franchises in the world. We create innovative products and experiences that inspire, entertain and develop children through play. We engage consumers through our portfolio of iconic brands, including Barbie®, Hot Wheels®, Fisher-Price®, American Girl®, Thomas & Friends™, UNO® and MEGA®, as well as other popular intellectual properties that we own or license in partnership with global entertainment companies. Our offerings include film and television content, gaming, music and live events. We operate in 35 locations and our products are available in more than 150 countries in collaboration with the world’s leading retail and e-commerce companies. Since its founding in 1945, Mattel is proud to be a trusted partner in empowering children to explore the wonder of childhood and reach their full potential.

Contacts:

News Media	Securities Analysts
Danit Marquardt	David Zbojniewicz
danit.marquardt@mattel.com	david.zbojniewicz@mattel.com
310-252-8904	310-252-2703

MAT-FIN MAT-CORP

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)1

	For the Three Months Ended September 30,						For the Nine Months Ended September 30,
(In millions, except per share and percentage information)	2020		2019		% Change as Reported	% Change in Constant Currency	2020		2019		% Change as Reported	% Change in Constant Currency
	$ Amt	% Net Sales	$ Amt	% Net Sales			$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,631.7		$1,481.6		10%	11%	$2,957.9		$3,030.9		-2%	-1%
Cost of sales	799.3	49.0%	795.1	53.7%	1%		1,549.5	52.4%	1,763.3	58.2%	-12%
Gross Profit	832.4	51.0%	686.4	46.3%	21%	23%	1,408.4	47.6%	1,267.6	41.8%	11%	13%
Advertising and promotion expenses	102.5	6.3%	170.4	11.5%	-40%		239.0	8.1%	324.3	10.7%	-26%
Other selling and administrative expenses	345.7	21.2%	366.0	24.7%	-6%		981.2	33.2%	971.6	32.1%	1%
Operating Income (Loss)	384.2	23.5%	150.1	10.1%	156%	165%	188.2	6.4%	(28.3)	-0.9%	n/m	n/m
Interest expense	50.4	3.1%	47.7	3.2%	6%		149.0	5.0%	140.9	4.6%	6%
Interest (income)	(0.5)	—%	(0.8)	-0.1%	-45%		(3.6)	-0.1%	(4.6)	-0.2%	-23%
Other non-operating (income) expense, net	(3.9)		1.3				(0.1)		2.9
Income (Loss) Before Income Taxes	338.1	20.7%	102.0	6.9%	232%	245%	42.9	1.5%	(167.5)	-5.5%	n/m	n/m
Provision for income taxes	22.1		31.4				46.8		46.2
Net Income (Loss)	$316.0	19.4%	$70.6	4.8%	348%		$(3.9)	-0.1%	$(213.7)	-7.1%	-98%
Net Income (Loss) Per Common Share - Basic	$0.91		$0.20				$(0.01)		$(0.62)
Weighted-average number of common shares	347.6		346.7				347.2		346.2
Net Income (Loss) Per Common Share - Diluted	$0.91		$0.20				$(0.01)		$(0.62)
Weighted-average number of common and potential common shares	348.7		348.5				347.2		346.2
1 Amounts may not foot due to rounding.
n/m - Not Meaningful

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

CONDENSED CONSOLIDATED BALANCE SHEETS1

	September 30,		December 31,
	2020	2019	2019
(In millions)	(Unaudited)
Assets
Cash and equivalents	$452.2	$218.3	$630.0
Accounts receivable, net	1,326.1	1,291.3	936.4
Inventories	663.6	701.6	495.5
Prepaid expenses and other current assets	157.9	225.9	186.1
Total current assets	2,599.9	2,437.0	2,248.0
Property, plant, and equipment, net	497.4	572.3	550.1
Right-of-use assets, net	291.1	306.2	303.2
Other noncurrent assets	2,215.7	2,212.1	2,223.9
Total Assets	$5,604.1	$5,527.6	$5,325.2

Liabilities and Stockholders' Equity
Short-term borrowings	$400.0	$230.0	$—
Accounts payable and accrued liabilities	1,237.2	1,234.7	1,228.9
Income taxes payable	21.3	48.8	48.0
Total current liabilities	1,658.4	1,513.4	1,276.9
Long-term debt	2,852.8	2,856.8	2,846.8
Noncurrent lease liabilities	252.0	273.9	270.9
Other noncurrent liabilities	436.5	419.7	439.0
Stockholders' equity	404.5	463.8	491.7
Total Liabilities and Stockholders' Equity	$5,604.1	$5,527.6	$5,325.2

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)1

	September 30,
	2020	2019
Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	73	78

	Nine Months Ended September 30,
(In millions)	2020	2019
Condensed Cash Flow Data:
Cash flows used for operating activities	$(434)	$(514)
Cash flows used for investing activities	(115)	(78)
Cash flows provided by financing activities and other	371	216
Decrease in cash and equivalents	$(178)	$(376)
1 Amounts may not foot due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

WORLDWIDE GROSS SALES INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2020	2019	% Change as Reported	% Change in Constant Currency	2020	2019	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
Worldwide Gross Sales:
Net Sales	$1,631.7	$1,481.6	10%	11%	$2,957.9	$3,030.9	-2%	-1%
Sales Adjustments[2]	186.7	175.4			345.0	368.4
Gross Sales	$1,818.4	$1,656.9	10%	11%	$3,302.9	$3,399.3	-3%	-1%

Worldwide Gross Sales by Categories:
Dolls	$690.5	$567.6	22%	24%	$1,177.4	$1,093.9	8%	10%
Infant, Toddler and Preschool	404.1	431.0	-6	-5	744.2	876.6	-15	-14
Vehicles	369.4	346.9	6	8	713.7	744.4	-4	-2
Action Figures, Building Sets, Games, and Other	354.5	311.4	14	14	667.6	684.4	-2	-1
Gross Sales	$1,818.4	$1,656.9	10%	11%	$3,302.9	$3,399.3	-3%	-1%

Supplemental Gross Sales Disclosure

Worldwide Gross Sales by Top 3 Power Brands:
Barbie	$532.2	$412.8	29%	30%	$879.0	$762.8	15%	17%
Hot Wheels	312.8	293.3	7	9	607.9	619.0	-2	1
Fisher-Price and Thomas & Friends	387.6	396.3	-2	-1	692.7	791.1	-12	-11
Other	585.7	554.4	6	7	1,123.4	1,226.3	-8	-7
Gross Sales	$1,818.4	$1,656.9	10%	11%	$3,302.9	$3,399.3	-3%	-1%
1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT IV

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2020	2019	% Change as Reported	% Change in Constant Currency	2020	2019	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
North America Segment Gross Sales:
Net Sales	$924.7	$821.9	13%	13%	$1,645.2	$1,586.2	4%	4%
Sales Adjustments[2]	66.9	58.6			113.8	111.0
Gross Sales	$991.6	$880.4	13%	13%	$1,758.9	$1,697.2	4%	4%

North America Gross Sales by Categories:
Dolls	$328.6	$250.6	31%	31%	$523.6	$424.2	23%	23%
Infant, Toddler and Preschool	255.3	274.6	-7	-7	464.3	525.3	-12	-12
Vehicles	189.6	170.8	11	11	356.2	344.3	3	3
Action Figures, Building Sets, Games, and Other	218.1	184.4	18	18	414.8	403.4	3	3
Gross Sales	$991.6	$880.4	13%	13%	$1,758.9	$1,697.2	4%	4%

Supplemental Gross Sales Disclosure

North America Gross Sales by Top 3 Power Brands:
Barbie	$297.6	$221.2	35%	35%	$477.7	$369.0	29%	30%
Hot Wheels	156.5	140.8	11	11	296.8	276.4	7	7
Fisher-Price and Thomas & Friends	241.6	250.9	-4	-4	423.2	472.1	-10	-10
Other	295.9	267.5	11	11	561.2	579.7	-3	-3
Gross Sales	$991.6	$880.4	13%	13%	$1,758.9	$1,697.2	4%	4%
1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT V

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2020	2019	% Change as Reported	% Change in Constant Currency	2020	2019	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
International Segment Gross Sales:
Net Sales	$655.5	$607.9	8%	11%	$1,196.0	$1,315.0	-9%	-5%
Sales Adjustments[2]	117.5	113.8			227.2	252.4
Gross Sales	$773.1	$721.7	7%	10%	$1,423.1	$1,567.4	-9%	-5%

International Gross Sales by Geographic Area:
EMEA
Net Sales	$407.3	$337.6	21%	19%	$732.6	$703.2	4%	5%
Sales Adjustments[2]	75.2	71.0			149.3	155.9
Gross Sales	$482.6	$408.7	18%	16%	$881.9	$859.1	3%	3%

Latin America
Net Sales	$159.0	$182.3	-13%	2%	$268.0	$368.0	-27%	-15%
Sales Adjustments[2]	27.7	31.2			46.0	62.1
Gross Sales	$186.6	$213.5	-13%	3%	$314.0	$430.1	-27%	-15%

Asia Pacific
Net Sales	$89.2	$88.0	1%	—%	$195.4	$243.8	-20%	-19%
Sales Adjustments[2]	14.6	11.5			31.9	34.4
Gross Sales	$103.8	$99.5	4%	3%	$227.2	$278.2	-18%	-17%

International Gross Sales by Categories:
Dolls	$308.2	$262.2	18%	22%	$532.9	$535.0	—%	4%
Infant, Toddler and Preschool	148.7	156.4	-5	-3	279.9	351.3	-20	-17
Vehicles	179.8	176.2	2	6	357.5	400.1	-11	-6
Action Figures, Building Sets, Games, and Other	136.4	127.0	7	9	252.7	281.0	-10	-7
Gross Sales	$773.1	$721.7	7%	10%	$1,423.1	$1,567.4	-9%	-5%

Supplemental Gross Sales Disclosure

International Gross Sales by Top 3 Power Brands:
Barbie	$234.6	$191.6	22%	26%	$401.3	$393.9	2%	6%
Hot Wheels	156.3	152.5	3	7	311.1	342.6	-9	-4
Fisher-Price and Thomas & Friends	146.1	145.4	—	3	269.5	319.1	-16	-12
Other	236.1	232.1	2	4	441.2	511.9	-14	-10
Gross Sales	$773.1	$721.7	7%	10%	$1,423.1	$1,567.4	-9%	-5%
1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VI

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2020	2019	% Change as Reported	% Change in Constant Currency	2020	2019	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
American Girl Segment Gross Sales:
Net Sales	$51.4	$51.8	-1%	-1%	$116.8	$129.7	-10%	-10%
Sales Adjustments[2]	2.3	3.0			4.1	5.0
Gross Sales	$53.7	$54.8	-2%	-2%	$120.9	$134.7	-10%	-10%
1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VII

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In millions, except per share and percentage information)	2020	2019	2020	2019
Gross Profit
Gross Profit, As Reported	$832.4	$686.4	$1,408.4	$1,267.6
Gross Margin	51.0%	46.3%	47.6%	41.8%
Adjustments:
Severance and Restructuring Expenses	0.3	8.4	4.8	11.9
Inclined Sleeper Product Recalls[2]	—	0.7	—	21.3
Gross Profit, As Adjusted	$832.7	$695.6	$1,413.2	$1,300.8
Adjusted Gross Margin	51.0%	46.9%	47.8%	42.9%

Other Selling and Administrative Expenses
Other Selling and Administrative Expenses, As Reported	$345.7	$366.0	$981.2	$971.6
% of Net Sales	21.2%	24.7%	33.2%	32.1%
Adjustments:
Severance and Restructuring Expenses	(6.7)	(11.3)	(30.5)	(34.4)
Inclined Sleeper Product Recalls[2]	(10.1)	(3.2)	(19.2)	(7.6)
Other Selling and Administrative Expenses, As Adjusted	$328.9	$351.4	$931.6	$929.6
% of Net Sales	20.2%	23.7%	31.5%	30.7%

Operating Income (Loss)
Operating Income (Loss), As Reported	$384.2	$150.1	$188.2	$(28.3)
Adjustments:
Severance and Restructuring Expenses	7.0	19.7	35.3	46.4
Inclined Sleeper Product Recalls[2]	10.1	3.9	19.2	28.9
Operating Income, As Adjusted	$401.3	$173.7	$242.7	$46.9

Other Information
Inclined Sleeper Product Recalls[2]	$10.1	$3.9	$19.2	$34.3
1 Amounts may not foot due to rounding.
2 For the three and nine months ended September 30, 2020, Mattel recorded expenses related to inclined sleeper product recall litigation of $10.1 million and $19.2 million, respectively. Mattel recorded an estimated impact of $3.9 million and $34.3 million related to inclined sleeper product recalls for the three and nine months ended September 30, 2019, respectively. Of the $34.3 million recorded during the nine months ended September 30, 2019, $5.4 million was a reduction to Net Sales for estimated retailer returns.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VII

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In millions, except per share and percentage information)	2020	2019	2020	2019
Earnings Per Share
Net Income (Loss) Per Common Share, As Reported	$0.91	$0.20	$(0.01)	$(0.62)
Adjustments:
Severance and Restructuring Expenses	0.02	0.06	0.10	0.13
Inclined Sleeper Product Recalls[2]	0.03	0.01	0.06	0.08
Tax Effect of Adjustments[3]	—	(0.01)	(0.01)	(0.01)
Net Income (Loss) Per Common Share, As Adjusted	$0.95	$0.26	$0.14	$(0.41)

EBITDA and Adjusted EBITDA
Net Income (Loss), As Reported	$316.0	$70.6	$(3.9)	$(213.7)
Adjustments:
Interest Expense	50.4	47.7	149.0	140.9
Provision for Income Taxes	22.1	31.4	46.8	46.2
Depreciation	38.1	52.7	120.1	156.3
Amortization	9.8	9.8	29.5	30.2
EBITDA	436.4	212.1	341.4	159.8
Adjustments:
Share-based Compensation	16.5	14.8	39.9	39.1
Severance and Restructuring Expenses	6.8	16.8	34.6	40.0
Inclined Sleeper Product Recalls[2]	10.1	3.9	19.2	28.9
Adjusted EBITDA	$469.8	$247.7	$435.1	$267.8

Free Cash Flow
Net Cash Flows Used For Operating Activities			(434.0)	(513.7)
Capital Expenditures			(90.4)	(75.6)
Free Cash Flow			$(524.4)	$(589.3)
1 Amounts may not foot due to rounding.
2 For the three and nine months ended September 30, 2020, Mattel recorded expenses related to inclined sleeper product recall litigation of $10.1 million and $19.2 million, respectively. Mattel recorded an estimated impact of $3.9 million and $34.3 million related to inclined sleeper product recalls for the three and nine months ended September 30, 2019, respectively. Of the $34.3 million recorded during the nine months ended September 30, 2019, $5.4 million was a reduction to Net Sales for estimated retailer returns.
3 The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, and dividing by the reported weighted average number of common and potential common shares. Adjustments for the U.S. and certain International affiliates were not tax effected because of the valuation allowance on deferred tax assets.